Exhibit 99.1
Appleton Announces Senior Secured Notes Offering

(Appleton, Wis., January 25, 2010) Appleton Papers Inc. announced today that it intends to offer $300 million in aggregate principal amount of Senior Secured Notes due 2015 in a private offering to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States in reliance on Regulation S under the Securities Act.

The notes will be senior secured obligations of Appleton, secured by a first priority lien on certain of the property and assets of Appleton subject to various exceptions and permitted liens. The notes will be guaranteed by Paperweight Development Corp. and certain of Appleton's existing and future subsidiaries. The proceeds from the offering, together with borrowings under Appleton's new revolving credit facility, will be used to repay amounts outstanding under Appleton's existing credit facilities and to pay related fees and expenses.

The notes have not been and will not be registered under the Securities Act or any state securities laws, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, and will therefore be subject to substantial restrictions on transfer.

This press release is neither an offer to sell nor the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and encapsulation technology. Appleton produces carbonless, thermal, security and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and Massachusetts, employs approximately 2,200 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements regarding the potential terms of the offering and notes described, are forward-looking statements. The potential transactions described in this press release may not occur on the terms described, or at all. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside Appleton's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K for the year ended January 3, 2009, as well as in the Quarterly Report on Form 10-Q for the quarter ended October 4, 2009. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact: Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com